As filed with the Securities and Exchange Commission on October 11, 2018.

Registration No. 333-227523

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LogicBio Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	47-1514975
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

610 Main Street, 3rd Floor

Cambridge, MA 02139

(617) 245-0399

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frederic Chereau

President and Chief Executive Officer

LogicBio Therapeutics, Inc.

610 Main Street, 3rd Floor

Cambridge, MA 02139

(617) 245-0399

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc A. Rubenstein Michael S. Pilo Ropes & Gray LLP Prudential Tower 800 Boylston St. Boston, MA 02199 (617) 951-7000	Divakar Gupta Brent B. Siler Richard C. Segal Cooley LLP 1114 Avenue of the Americas New York, NY 10036 (212) 479-6000

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If and emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)(2)	AMOUNT OF REGISTRATION FEE(3)(4)
Common stock, $0.0001 par value	$92,897,000	$11,260

(1)	Includes additional shares which the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

LogicBio Therapeutics, Inc. is filing this Amendment No. 2 (this “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-227523) (the “Registration Statement”) to file an exhibit to the Registration Statement as indicated in Item 16 in the index to exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. Part I of the Registration Statement is unchanged and has therefore been omitted.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and The Nasdaq Global Market listing fee.

ITEM	AMOUNT TO BE PAID
SEC registration fee	$11,260
FINRA filing fee	14,435
The Nasdaq Global Market listing fee	125,000
Printing expenses	150,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	600,000
Transfer agent and registrar fees and expenses	3,500
Miscellaneous expenses	95,805

Total	$2,500,000

Item 14. Indemnification of Directors and Officers

As permitted by Section 102(b)(7) of the DGCL, we plan to include in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated certificate of incorporation and by-laws will provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified, in each case except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145(a) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We intend to enter into indemnification agreements with our directors and each of our officers prior to the completion of this offering. These indemnification agreements will provide broader indemnity rights than those provided under the DGCL and our amended and restated certificate of incorporation. These indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

The underwriting agreement will provide that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

(a) Issuances of capital stock

From January 2016 to March 2016, we issued and sold an aggregate of 2,976,190 shares of our Series A preferred stock to two investors for aggregate consideration of $4,444,344.54. In connection with this financing, we incurred an obligation pursuant to an anti-dilution provision in our license agreement with Stanford University to issue 56,097 shares of common stock to Stanford. We issued those shares in July 2018.

In June 2017, we issued and sold an aggregate of 19,541,465 shares of our Series B preferred stock to nine investors for aggregate consideration of $29,181,269.70.

No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering.

(b) Grants of stock options and restricted stock

We have granted stock options to purchase an aggregate of 2,043,251 shares of our common stock, with exercise prices ranging from $0.50 to $0.73 per share, to employees, directors and consultants pursuant to our 2014 Plan. There have been no exercises of stock options pursuant to our 2014 Plan.

The issuances of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans. The shares of common stock issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

(B)EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement.

3.1*	Form of Third Amended and Restated Certificate of Incorporation (to be effective upon closing of this offering).

3.2*	Amended and Restated Certificate of Incorporation.

3.3*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation.

3.4	Form of Amended and Restated By-laws (to be effective upon closing of this offering).

3.5*	By-laws.

4.1*	Form of Specimen Common Stock Certificate.

4.2*	Investors’ Rights Agreement, dated as of June 19, 2017, by and among LogicBio Therapeutics, Inc. and each of the Investors and Common Holders listed therein.

5.1*	Opinion of Ropes & Gray LLP.

10.1+*	Amended and Restated Exclusive (Equity) Agreement dated January 31, 2018, between The Board of Trustees of the Leland Stanford Junior University and LogicBio Therapeutics, Inc.

10.2+*	Patent & Technology License Agreement, dated May 7, 2018, by and between LogicBio Therapeutics, Inc. and The Board of Regents of the University of Texas System.

10.3†*	Form of Indemnification Agreement.

10.4†*	LogicBio Therapeutics, Inc. 2014 Equity Incentive Plan, as amended.

10.5†*	Form of Stock Option Agreement under the LogicBio Therapeutics, Inc. 2014 Equity Incentive Plan.

10.6†*	Form of Restricted Stock Agreement under the LogicBio Therapeutics, Inc. 2014 Equity Incentive Plan.

10.7*	Consulting Agreement with Mark Kay, dated April 1, 2018.

10.8†*	LogicBio Therapeutics, Inc. 2018 Equity Incentive Plan.

10.9†*	LogicBio Therapeutics, Inc. 2018 Employee Stock Purchase Plan.

10.10†*	LogicBio Therapeutics, Inc. 2018 Cash Incentive Plan.

10.11†*	Form of Incentive Stock Option Agreement under the LogicBio Therapeutics, Inc. 2018 Equity Incentive Plan.

10.12†*	Form of Non-Statutory Stock Option Agreement under the LogicBio Therapeutics, Inc. 2018 Equity Incentive Plan.

10.13†*	Form of Amended and Restated Executive Employment Agreement, by and between LogicBio Therapeutics, Inc. and Frederic Chereau.

10.14†*	Form of Amended and Restated Executive Employment Agreement, by and between LogicBio Therapeutics, Inc. and Matthias Jaffé.

10.15†*	Form of Amended and Restated Executive Employment Agreement, by and between LogicBio Therapeutics, Inc. and Tom Wilton.

21.1*	Subsidiaries of LogicBio Therapeutics, Inc.

23.1*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.

23.2*	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Previously filed.
†	Indicates a management contract or compensatory plan.
+	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on October 11, 2018.

LogicBio Therapeutics, Inc.

By:	/s/ Frederic Chereau
Frederic Chereau
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Frederic Chereau Frederic Chereau	President, Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2018

* Matthias Jaffé	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2018

* Leon Chen, Ph.D.	Director	October 11, 2018

* Erez Chimovits	Director	October 11, 2018

* Sofia Ioannidou, Ph.D.	Director	October 11, 2018

* Tomer Kariv	Director	October 11, 2018

* Mark Kay, M.D., Ph.D.	Director	October 11, 2018

SIGNATURE	TITLE	DATE

* Richard Moscicki, M.D.	Director	October 11, 2018

* Daniel O’Connell, M.D., Ph.D.	Director	October 11, 2018

* Michael Wyzga	Director	October 11, 2018

*By:	/s/ Frederic Chereau
Frederic Chereau
Attorney-in-Fact